EXHIBIT 99-2

155 Otis Street

Northborough, MA 01532-2414

508-351-2520

508-393-1231 (fax)

LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

April 1, 2002

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Bertucci’s Corporation has obtained a letter of representation from Arthur Andersen LLP (“Andersen”) stating that the January 2, 2002 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

Very truly yours,

Bertucci’s Corporation

/s/ Kurt J. Schnaubelt

Kurt J. Schnaubelt
Senior Vice President – Finance and Administration